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Exhibit 10.25

CONEXANT BOARD REPRESENTATION AGREEMENT

        THIS CONEXANT BOARD REPRESENTATION AGREEMENT (this "Agreement") is effective as of March 12, 2002, by and among Carlyle Partners III, L.P., a Delaware limited partnership ("CP III"), CP III Coinvestment, L.P., a Delaware limited partnership ("Coinvestment"), Carlyle High Yield Partners, L.P., a Delaware limited partnership ("High Yield Partners" and, collectively with CP III and Coinvestment, "Carlyle"), Conexant Systems, Inc., a Delaware corporation ("Conexant" and, collectively with Carlyle, the "Stockholders"), Specialtysemi, Inc., a Delaware corporation ("Specialtysemi"), and Newport Fab, LLC, a Delaware limited liability company ("Newport Fab").

RECITALS

        WHEREAS, Carlyle Capital Investors, L.L.C., a Delaware limited liability company ("Carlyle Capital"), Conexant, and Specialtysemi entered into that certain Contribution Agreement dated as of February 23, 2002 (the "Contribution Agreement") pursuant to which Carlyle Capital agreed to contribute cash and Conexant agreed to contribute all of the membership interests of Newport Fab and a warrant, each in exchange for shares of Common Stock of Specialtysemi;

        WHEREAS, Carlyle Capital and Carlyle entered into that certain Assignment and Assumption Agreement, dated as of March 12, 2002 (the "Assignment"), whereby Carlyle Capital assigned all of its rights and obligations under the Contribution Agreement to Carlyle and Carlyle assumed such rights and obligations;

        WHEREAS, each Stockholder and Specialtysemi entered into the Stockholder Agreement dated March 12, 2002 (the "Stockholder Agreement");

        WHEREAS, Article 4 of the Stockholder Agreement provides that each Stockholder agrees to take all such steps as may be necessary, including through the exercise of their respective voting power, to ensure that Conexant may designate two (2) directors (the "Conexant Designated Directors") to the Specialtysemi Board (the "Article 4 Rights");

        WHEREAS, as of the Closing Date (as defined in the Contribution Agreement), Specialtysemi owns all of the membership interests of Newport Fab;

        WHEREAS, the Operating Agreement of Newport Fab, dated as of March 12, 2002 (the "Operating Agreement"), provides that Conexant shall have the right to elect two (2) managers to serve on the Newport Fab Board (the "Conexant Designated Managers") as long as Conexant has Article 4 Rights; and

        WHEREAS, Conexant, Carlyle and Specialtysemi desire to make clear that as long as Conexant has Article 4 Rights, Conexant shall have the exclusive right to appoint the Conexant Designated Directors and the Conexant Designated Managers.

AGREEMENT

        NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

        1.    Certain Definitions.    As used in this Agreement, the following terms shall have the following respective meanings:

          (a)   "Beneficial Ownership" shall mean the power, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to (i) vote, or to direct the voting of, a security; and (ii) dispose, or to direct the disposition of, such security. "Beneficially Owns" shall mean having Beneficial Ownership.

          (b)   "Newport Fab Board" shall mean the board of managers of Newport Fab.

          (c)   "Specialtysemi Board" shall mean the board of directors of Specialtysemi.

          (d)   "Specialtysemi Stock" shall mean the Specialtysemi Common Stock, par value $.001 per share.

        2.    Election of Specialtysemi Directors and Newport Fab Managers.

          (a)   Election of Specialtysemi Directors

              (i)  The Stockholders and Specialtysemi agree that as long as Conexant has Article 4 Rights, Conexant shall be entitled to appoint the Conexant Designated Directors to serve as members of the Specialtysemi Board (the "Specialtysemi Conexant Nominees").

             (ii)  Conexant hereby designates Dwight Decker and Donald Beall as the Specialtysemi Conexant Nominees.

            (iii)  Each of the Stockholders agrees to (A) vote (at any regular or special meeting of the stockholders of Specialtysemi) all of the Specialtysemi Stock then Beneficially Owned by it (whether so Beneficially Owned as of the date hereof or hereafter acquired) in favor of, or otherwise to consent to the election or appointment of the Specialtysemi Conexant Nominees to the Specialtysemi Board; and (B) take all other actions necessary and appropriate (whether by vote or consent or otherwise) to cause the election or appointment of the Specialtysemi Conexant Nominees to the Specialtysemi Board.

          (b)   Election of Newport Fab Manager

              (i)  The Stockholders, Specialtysemi, and Newport Fab agree that as long as Conexant has Article 4 Rights, Conexant shall be entitled to appoint the Conexant Designated Managers to serve as members of the Newport Fab Board ("Newport Fab Conexant Nominees" and, collectively with the Specialtysemi Conexant Nominees, the "Conexant Nominees").

             (ii)  Conexant hereby designates Dwight Decker and Donald Beall as the Newport Fab Conexant Nominees.

            (iii)  The Stockholders, Specialtysemi and Newport Fab agree to take any and all actions necessary and appropriate (whether by vote or consent or otherwise) to cause the election or appointment of the Newport Fab Conexant Nominees to serve as members of the Newport Fab Board.

            (iv)  The Stockholders and Specialtysemi agree not to amend the Operating Agreement to modify or eliminate the right of Conexant to appoint the Newport Fab Conexant Nominees to the Newport Fab Board as long as Conexant has Article 4 Rights.

          (c)   If any Conexant Nominee shall be unable or unwilling to serve prior to his or her election or appointment to the Specialtysemi Board or the Newport Fab Board, Conexant shall be entitled to nominate a replacement who shall then be the Conexant Nominee for the purposes of this Agreement. If, following election or appointment to the Specialtysemi Board or the Newport Fab Board, any Conexant Nominee shall resign or be removed for cause or be unable to serve by reason of death or disability, Conexant shall, within 30 days of such event, notify the Specialtysemi Board in writing of a replacement, and all parties hereto shall take such steps as may be necessary to elect or appoint such replacement to the Specialtysemi Board to fill the unexpired term of the Conexant Nominee.

          (d)   Each party hereto agrees not to take any action or permit any Conexant Nominee to take any action without the written consent of Conexant, which consent may be given or withheld in the sole discretion of Conexant, to remove, whether or not for cause, any Conexant Nominee from the Specialtysemi Board or the Newport Fab Board following his or her election thereto, including, without limitation, by decreasing the size of the Specialtysemi Board or the Newport Fab Board such that there are an insufficient number of directors or managers on the Specialtysemi Board or the Newport Fab Board, as applicable, to permit Conexant to exercise its rights to nominate the Conexant Designated Directors to the Specialtysemi Board or the Conexant Designated Managers to the Newport Fab Board pursuant to this Section 2.

        3.    Proxy.

        For so long as this Agreement is in effect, if any Stockholder fails or refuses to vote the Specialtysemi Stock as provided in Section 2 hereof, without further action by Specialtysemi or any Stockholder, Conexant shall have an irrevocable proxy to vote such Specialtysemi Stock in accordance with this Agreement, and each Stockholder hereby grants to Conexant such irrevocable proxy.

        4.    Acceptance and Acknowledgment.

        The Stockholders, Specialtysemi, and Newport Fab hereby acknowledge and agree to the rights granted to Conexant hereunder.

        5.    Miscellaneous.

          (a)   Each party hereto agrees to execute and deliver such documents and take such further actions as may be necessary or desirable to effect the purposes and objectives of this Agreement.

          (b)   This Agreement may not be amended or modified except by a written instrument signed by each of the parties hereto. The waiver by any party of such party's rights under this Agreement in any particular instance or instances, whether intentional or otherwise, shall not be considered as a continuing waiver which would prevent subsequent enforcement of such rights or of any other rights.

          This Agreement shall automatically terminate upon the termination of the Stockholder Agreement.

          (c)   All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if sent by recognized overnight delivery service, return receipt requested, to the following parties at the following addresses or to such other parties and at such other addresses as shall be specified by like notices:

    If to Carlyle, Specialtysemi, or Newport Fab:

      The Carlyle Group
      101 S. Tryon Street, 25th Floor
      Charlotte, N.C. 28280
      Attn: Claudius E. Watts, IV
      Facsimile: (704) 632-0299

    with a copy to:

      Latham & Watkins
      555 11th Street, Ste. 1000
      Washington, D.C. 20004-1304
      Attn: Raymond B. Grochowski, Esq.
      Facsimile: (202) 637-2201

    If to Conexant:

      Conexant Systems, Inc.
      4311 Jamboree Road
      Newport Beach, CA 92660

      Attn: General Counsel
      Facsimile: (949) 483-9576

    with a copy to:

      Cooley Godward LLP
      4401 Eastgate Mall
      San Diego, CA 92121
      Attn: Carl R. Sanchez, Esq.
      Facsimile: (858) 550-6420

  Notice so given shall be deemed to be given and received on the second business day after sending by recognized overnight delivery service, return receipt requested.

          (d)   The parties acknowledge and agree that the breach of the provisions of this Agreement by any party could not be adequately compensated with monetary damages, and the parties hereto agree, accordingly, that injunctive relief and specific performance shall be appropriate remedies to enforce the provisions of this Agreement and waive any claim or defense that there is an adequate remedy at law for such breach; provided, however, that nothing herein shall limit the remedies herein, legal or equitable, otherwise available and all remedies herein are in addition to any remedies available at law or otherwise.

          (e)   If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

          (f)    This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, administrators, executors, successors and assigns.

          (g)   The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

          (h)   The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, excluding any laws thereof which would direct application of law of another jurisdiction.

          (i)    This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, with the same effect as if each party had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

          (j)    When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

          (k)   This Agreement shall remain in effect as long as Conexant has Article 4 Rights.

[THIS SPACE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CONEXANT SYSTEMS, INC., a Delaware corporation
By:	/s/ DWIGHT DECKER
	Name:	Dwight Decker
	Title:	Chief Executive Officer
SPECIALTYSEMI, INC., a Delaware corporation
By:	/s/ CLAUDIUS E. WATTS IV
	Name:	Claudius E. Watts IV
	Title:	President
NEWPORT FAB, LLC, a Delaware limited liability company
By:	/s/ SCOTT SILCOCK
	Name:	Scott Silcock
	Title:	Director of Operations

CARLYLE PARTNERS III, L.P., a Delaware limited partnership
By:	TC Group III, L.P., its General Partner
By:	TC Group III, L.L.C., its General Partner
By:	TC Group, L.L.C., its Managing Member
By:	TCG Holdings, L.L.C., its Managing Member
By:	/s/ ALLAN M. HOLT
Name:	Allan M. Holt
Title:	Managing Director
CP III COINVESTMENT, L.P., a Delaware limited partnership
By:	TC Group III, L.P., its General Partner
By:	TC Group III, L.L.C., its General Partner
By:	TC Group, L.L.C., its Managing Member
By:	TCG Holdings, L.L.C., its Managing Member
By:	/s/ ALLAN M. HOLT
Name:	Allan M. Holt
Title:	Managing Director

CARLYLE HIGH YIELD PARTNERS, L.P., a Delaware limited partnership
By:	TCG High Yield, L.L.C., its General Partner
By:	TCG High Yield Holdings, L.L.C., its Managing Member
By:	TC Group, L.L.C., its sole Member
By:	TCG Holdings, L.L.C., its Managing Member
By:	/s/ ALLAN M. HOLT
Name:	Allan M. Holt
Title:	Managing Director

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  Exhibit 10.25
CONEXANT BOARD REPRESENTATION AGREEMENT